Exhibit 99.1

For Immediate Release
Contact:

Tom Colvin, Investor Relations, (913) 661-1530

Scott Brockelmeyer, Media Relations, (913) 661-1830

FERRELLGAS PARTNERS, L.P. REPORTS RECORD FIRST-QUARTER RESULTS,
WITH ADJUSTED EBITDA INCREASING MORE THAN 50 PERCENT;
RAISES GUIDANCE FOR FISCAL 2009 ADJUSTED EBITDA

OVERLAND PARK, KS, December 9, 2008 /PR Newswire-First Call/ — Ferrellgas Partners, L.P. (NYSE:FGP), one of the largest distributors of propane, today reported sharply improved results for fiscal 2009’s first quarter ended October 31, 2008.

Adjusted EBITDA increased more than 50 percent to a record $35.2 million from the previous record of $23.3 million in the year-earlier period. The partnership also reported significant improvement in the seasonal net loss, $14.9 million, or $0.23 per common unit, contrasted with $22.9 million, or $0.36 per common unit, in fiscal 2008’s first quarter. Strong sales volumes, improved margins, and reduced general and administrative expense and equipment lease expense contributed to the favorable performance.

Revenues rose nearly 22 percent to $480.9 million from $394.9 million, while gross profit improved to a record $145.5 million from $131.4 million. Total propane gallon sales were up more than 10 percent, totaling 172.2 million compared with 155.9 million the year before.

Chairman and Chief Executive Officer James E. Ferrell observed, “We previously noted that the partnership had entered fiscal 2009 with positive momentum, and results exceeded expectations, as well as the analysts’ mean of a $0.33 loss.” He continued, “Based on the strong first-quarter performance and momentum carrying over into the second quarter, we are increasing our guidance for fiscal 2009 Adjusted EBITDA to $255 million from $245 million.” The partnership reported Adjusted EBITDA of $222 million for fiscal 2008 and a record $237 million for fiscal 2007.

President and Chief Operating Officer Steve Wambold explained, “Particularly gratifying was the increase in propane gallon sales that in part reflect organic growth in spite of the continuing, negative impact of customer conservation. It’s also noteworthy that general and administrative expense and equipment lease expense decreased nearly 23 percent and 16 percent, respectively in the quarter.”

Wambold also pointed out, “The increase in operating expenses reflects in part the double-digit percentage gain in sales volume. In fact, operating expenses per gallon declined two cents per gallon delivered highlighting our continued focus on operating efficiencies.”

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., serves approximately one million customers in all 50 states, the District of Columbia, and Puerto Rico. Ferrellgas employees indirectly own more than 20 million common units of the partnership through an employee stock ownership plan. More information about the partnership can be found online at www.ferrellgas.com.

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties, and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations. These risks, uncertainties, and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2008, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except unit data)
(unaudited)
ASSETS	October 31, 2008	July 31, 2008
Current assets:
Cash and cash equivalents	$19,319	$16,614
Accounts and notes receivable, net	126,657	145,081
Inventories	161,232	152,301
Price risk management assets	2,649	26,086
Prepaid expenses and other current assets	23,145	10,924

Total current assets	333,002	351,006
Property, plant and equipment, net	683,789	685,328
Goodwill	248,939	248,939
Intangible assets, net	224,201	225,273
Other assets, net	20,259	18,685

Total assets	$1,510,190	$1,529,231

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)

Current liabilities:
Accounts payable	$98,868	$71,348
Short-term borrowings	105,419	125,729
Price risk management liabilities	122,158	7,336
Other current liabilities (a)	120,379	100,518

Total current liabilities	446,824	304,931
Long-term debt (a)	1,052,886	1,034,719
Other liabilities	22,870	23,237
Contingencies and commitments	—	—
Minority interest	3,873	4,220
Partners’ capital (deficit):
Common unitholders (63,192,503 and 62,961,674 units
outstanding at October 2008 and July 2008, respectively)	161,900	201,618
General partner unitholder (638,308 and 635,977 units
outstanding at October 2008 and July 2008, respectively)	(58,438)	(58,036)
Accumulated other comprehensive income (loss)	(119,725)	18,542

Total partners’ capital (deficit)	(16,263)	162,124

Total liabilities and partners’ capital (deficit)	$1,510,190	$1,529,231

(a) The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $268 million of 8 3/4% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE MONTHS ENDED OCTOBER 31, 2008 AND 2007
(in thousands, except per unit data)
(unaudited)
	Three months ended October 31,
	2008	2007
Revenues:
Propane and other gas liquids sales	$436,888	$358,935
Other	44,031	35,981

Total revenues	480,919	394,916
Cost of product sold:
Propane and other gas liquids sales	318,590	252,519
Other	16,814	10,960

Gross profit	145,515	131,437
Operating expense	96,217	90,459
Depreciation and amortization expense	21,316	21,365
General and administrative expense	9,086	11,793
Equipment lease expense	5,355	6,351
Employee stock ownership plan compensation charge	1,749	3,174
Loss on disposal of assets and other	2,582	2,387

Operating income (loss)	9,210	(4,092)
Interest expense	(23,670)	(22,286)
Other income (expense), net	(818)	817

Loss before income taxes and minority interest	(15,278)	(25,561)
Income tax benefit — current	(269)	(311)
Income tax benefit — deferred	(32)	(2,177)
Minority interest (a)	(90)	(173)

Net loss	(14,887)	(22,900)
Net loss available to general partner unitholder	(149)	(229)

Net loss available to common unitholders	$(14,738)	$(22,671)

Basic and diluted net loss available per common unit	$(0.23)	$(0.36)

Weighted average common units outstanding	63,052.0	62,958.7
Supplemental Data and Reconciliation of Non-GAAP Items:
	Three months ended October 31,

	2008	2007

Net loss	$(14,887)	$(22,900)
Income tax (benefit	(301)	(2,488)
Interest expense	23,670	22,286
Depreciation and amortization expense	21,316	21,365
Other income (expense), net	818	(817)

EBITDA	30,616	17,446
Employee stock ownership plan compensation charge	1,749	3,174
Unit and stock-based compensation charge (b)	328	450
Loss on disposal of assets and other	2,582	2,387
Minority interest	(90)	(173)

Adjusted EBITDA (c)	35,185	23,284
Net cash interest expense (d)	(23,759)	(21,983)
Maintenance capital expenditures (e)	(5,026)	(3,124)
Cash paid for taxes	(8)	(1,211)
Proceeds from asset sales	2,318	2,938

Distributable cash flow to equity investors (f)	$8,710	$(96)

Propane gallons sales
Retail — Sales to end users	126,533	119,175
Wholesale — Sales to resellers	45,676	36,708

Total propane gallons sales	172,209	155,883

(a) Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(b) Statement of Financial Accounting Standards (“SFAS”) No. 123( R), “Share-Based Payment” requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. Share-based payment transactions resulted in a non-cash compensation charge of $0.1 million and $0.1 million to operating expense for the three months ended October 31, 2008 and 2007, respectively, and $0.5 million and $0.3 million to operating expense for the twelve months ending October 31, 2008 and 2007, respectively. A non-cash compensation charge of $0.2 million and $0.3 million was recorded to general and administrative expense for the three months ended October 31, 2008 and 2007, respectively, and $1.2 million and $0.7 million to general and administrative expense for the twelve months ending October 31, 2008 and 2007, respectively.

(c) Management considers Adjusted EBITDA to be a chief measurement of the partnership’s overall economic performance and return on invested capital. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, employee stock ownership plan compensation charge, unit and stock-based compensation charge, loss on disposal of assets and other, minority interest, and other non-cash and non-operating charges. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes are unusual or non-recurring, and makes it easier to compare its results with other companies that have different financing and capital structures. In addition, management believes this measure is consistent with the manner in which the partnership’s lenders and investors measure its overall performance and liquidity, including its ability to pay quarterly equity distributions, service its long-term debt and other fixed obligations and fund its capital expenditures and working capital requirements. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(d) Net cash interest expense is the sum of interest expense less non-cash interest expense and interest income. This amount also includes interest expense related to the accounts receivable securitization facility.

(e) Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.

(f) Management considers Distributable cash flow to equity investors a meaningful non-GAAP measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow to equity investors, as management defines it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.